Exhibit 15.1

18 May 2012

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

Re: H.B. Fuller Company

Registration Statements on Form S-8

(No. 333-158610)

(No. 333-151841)

(No. 333-135772)

(No. 333-48420)

(No. 333-89453)

(No. 333-50827)

(No. 333-50005)

Commissioners:

We are aware that our report dated March 28, 2012 on our review of condensed combined financial information of Forbo Industrial Adhesives for the six month periods ended June 30, 2011 and June 30, 2010 and included in the H.B. Fuller Company’s current report on Form 8-K/A (No. 001-09225) is incorporated by reference in the Registration Statements referred to above. Pursuant to Rule 436(c) under the Securities Act of 1933, such report should not be considered a part of such registration statements, and is not a report within the meaning of Sections 7 and 11 of that Act.

A review is substantially less in scope than an audit conducted in accordance with generally accepted auditing standards in the U.S. and consequently does not enable us to obtain assurance that we would become aware of all significant matters that might be identified in an audit. Accordingly, we did not express an audit opinion.

Very truly yours,

PricewaterhouseCoopers AG

/s/ Daniel Ketterer	/s/ Reto Tognina
Daniel Ketterer	Reto Tognina

PricewaterhouseCoopers AG, Birchstrasse 160, Postfach, CH-8050 Zürich, Switzerland

Telephone: +41 58 792 44 00, Facsimile: +41 58 792 44 10, www.pwc.ch

PricewaterhouseCoopers AG is a member of the global PricewaterhouseCoopers network of firms, each of which is a separate and independent legal entity.